Exhibit 10.14

CIRCLE INTERNET GROUP, INC.

EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT

[DATE]

[NAME]

[ADDRESS]

[ADDRESS]

Re: Executive Severance Plan

Dear [NAME],

Circle Internet Group, Inc. (the “Company”) is pleased to inform you that you have been designated as an eligible participant in the Company’s Executive Severance Plan, as amended from time to time (the “Severance Plan”), a copy of which is attached hereto as Exhibit A. Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Severance Plan. You have been designated as a Tier [1] [2] Executive under the Severance Plan. Subject to the terms and conditions of the Plan, you will be eligible to receive the separation pay and benefits under the Severance Plan as a Tier [1] [2] Executive as set forth in the Severance Plan and Exhibit B hereto.

As a condition to your participation in the Severance Plan, you hereby acknowledge that the severance benefits that may be provided to you under the Severance Plan will supersede and replace any severance benefit plan, policy, or practice previously maintained by the Company or any of its affiliates that may have been applicable to you and any severance benefits under any individually negotiated employment agreement, offer letter agreement, or equity award agreement between you and the Company or any of its affiliates, as may be amended from time to time, including without limitation the [offer letter] between you and the Company, dated [DATE], as amended from time to time. In addition, as a condition to your participation in the Severance Plan, you hereby acknowledge that you will continue to comply with the Employee Non-Solicitation, Confidentiality, and Assignment Agreement entered into between you and the Company on [DATE].

Your other terms of employment (including, but without limitation, your remuneration) shall not be affected in any way by your participation in the Severance Plan, which shall not form part of such terms of employment (either expressly or impliedly).

Please review the information in this letter and the Severance Plan carefully. If you have any questions regarding the letter or the Severance Plan, please contact the Legal Department at legal@circle.com.

To accept the terms of this letter and participate in the Severance Plan, please sign and date this letter in the space provided below and return the signed copy to [____] by [DATE] (the “Expiration Date”). If you do not return the signed copy by the Expiration Date, the terms of this letter shall be null and void and you may not participate in the Severance Plan.

IN WITNESS WHEREOF, the parties have executed this Participation Agreement as of the Effective Date.

CIRCLE INTERNET GROUP, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:
Title:

Exhibit A

Executive Severance Plan

[Attached]

Exhibit B

Tier 1 and Tier 2 Eligible Executives

1. Termination Not in Connection with a Change in Control. In the event of a Qualified Termination Event at any time other than during the Change in Control Period, with respect to each Eligible Executive, in addition to the Accrued Benefits, and subject to Eligible Executive’s compliance with Section 6 of the Plan, the Company shall:

(i) pay the Eligible Executive an amount equal to the amounts set forth under “Severance Components” below multiplied by the applicable Severance Multiplier, and paid out as a lump sum or over the applicable Severance Period, in each case as follows:

Eligible Executive	Severance Components	Severance Multiplier	Severance Period
Tier 1	Base Salary + Target Bonus	1.5X	Eighteen (18) months
Tier 2	Base Salary + Target Bonus	1X	Twelve (12) months

(ii) if the Eligible Executive was participating in the Company Group’s group medical, dental, and / or vision plans immediately prior to the Date of Termination and elects COBRA continuation of such plan(s), then the Company shall pay the COBRA provider directly the full COBRA premium for coverage until the earlier of (x) eighteen (18) months following the Date of Termination for the Tier 1 Executive, or twelve (12) months following the Date of Termination for a Tier 2 Executive, and (y) the date on which the Eligible Executive becomes covered under health insurance of another employer (as applicable, the “COBRA Continuation Period”);

(iii) For a Tier 2 Executive, extend the post-termination exercise period of any outstanding and vested stock options as of the Date of Termination to the earlier of (x) nine (9) months following the Date of Termination and (y) the original expiration date of such options; and

(iv) pay the Eligible Executive any earned but unpaid bonus, as determined by the Administrator in their sole discretion, in respect of the most-recent bonus performance period ending prior to the Date of Termination, payable when the bonus would have normally been paid or, if later, upon the Release Effective Date.

The amounts payable under Section 1(i) and Section 1(ii) of this Exhibit B shall be paid out, at the Company’s option, in either (x) a lump sum on the first normal payroll date following the Release Effective Date or (y) in substantially equal installments in accordance with the Company’s normal payroll practice over the applicable Severance Period and COBRA Continuation Period, respectively, as set forth above; provided, however, that (A) no payments shall be made until the Release Effective Date and (B) if the period during which the Eligible Executive may execute the Separation Agreement and Release begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the first normal payroll period to occur after the start of the second calendar year (or the Release Effective Date, if later).

2. Termination in Connection with a Change in Control. In the event a Qualified Termination Event occurs within the Change in Control Period, then with respect to such Eligible Executive, in addition to the Accrued Benefits, and subject to Eligible Executive’s compliance with Section 7 of the Plan, the Company shall:

(i) cause 100% of the outstanding and unvested equity awards held by the Eligible Executive to immediately become fully vested, exercisable, or nonforfeitable as of the Date of Termination (or the date of the Change in Control, if later); provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance conditions will be as specified in the terms of the applicable award agreement;

(ii) pay to the Eligible Executive an amount equal to (A) the amounts set forth under “Severance Components” below multiplied by (B) the applicable Severance Multiplier, in each case as follows:

Eligible Executive	Severance Components	Severance Multiplier
Tier 1	Base Salary + Target Bonus	2X
Tier 2	Base Salary + Target Bonus	1.5X

(iii) For a Tier 2 Executive, extend the post-termination exercise period of any outstanding and vested stock options as of the Date of Termination to the earlier of (x) twelve (12) months following the Date of Termination or (y) the original expiration date of such options; and

(iv) if the Eligible Executive was participating in the Company Group’s group medical, dental, and / or vision plans immediately prior to the Date of Termination and elects COBRA continuation of such plan(s), then the Company shall pay the COBRA provider directly the full COBRA premium for coverage until the earlier of (x) for the Tier 1 Executive, twenty-four (24) months following the Date of Termination, or, in the case of a Tier 2 Executive, eighteen (18) months following the Date of Termination and (y) the date on which the Eligible Executive becomes covered under health insurance of another employer; and

(v) pay the Eligible Executive any earned but unpaid bonus, as determined by the Administrator in their sole discretion, in respect of the most-recent bonus performance period ending prior to the Date of Termination, payable when the bonus would have normally been paid or, if later, upon the Release Effective Date.

The amounts payable under Sections 2(ii), 2(iii) and 2(v) of this Exhibit B, as applicable, shall be paid out in a lump sum on the first normal payroll date following the Release Effective Date (and in any case no later than sixty (60) days after the Date of Termination); provided, however, that if the period during which the Eligible Executive may execute the Separation Agreement and Release begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the first normal payroll period to occur after the start of the second calendar year (or the Release Effective Date, if later). For the avoidance of doubt, the severance pay and benefits provided in this Section 2 shall apply in lieu of, and expressly supersede, the provisions of Section 1 and no Eligible Executive shall be entitled to the severance pay and benefits under both Section 1 and 2.

3. Equity Awards. In the event of any Qualified Termination Event (whether or not occurring within the Change in Control Period), other than as set expressly forth in the Plan and this Exhibit B, any outstanding equity awards held by an Eligible Executive shall be governed by the terms of the applicable plan and award agreement pursuant to which each such award was granted.

4. Definitions. For purposes of this Exhibit B, the following terms shall be defined as set forth below:

(i) “Target Bonus” shall mean the higher of (i) the annual target bonus in effect immediately prior to the Date of Termination and (ii) the annual target bonus in effect for the year immediately prior to the year in which the Date of Termination occurs.

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